                   VIDEO DISPLAY CORPORATION AND SUBSIDIARIES
                        STATEMENT OF PER SHARE EARNINGS
                  Quarters and Nine Months Ended November 30,




                                 1995        1994       1995       1994
                              ---------------------  ---------------------

Primary
  Weighted average
   shares outstanding         3,959,000   4,132,000  3,959,000   4,132,000

Net effect of diluted
  stock options--based
  on the treasury stock
  method using average
  market price                    4,000       ---        4,000       ---
                              --------------------------------------------

Adjusted weighted
  average shares
  outstanding                 3,963,000   4,132,000  3,963,000   4,132,000


Earnings per share            $    0.09   $    0.00  $    0.33   $    0.13
                              ============================================